Exhibit 3.1

AMENDED CERTIFICATE OF INCORPORATION

OF

SYMBION, INC.

August 23, 2007

FIRST: The name of the corporation is Symbion, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of Delaware Law or (d) for any transaction from which the director derived an improper personal benefit. If Delaware Law is amended to authorize corporate action eliminating or further limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended. Any repeal or modification of the foregoing by the stockholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. Until the foregoing provisions become effective, the liability of the directors shall be limited to the full extent permitted by law.

NINTH: The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the fullest extent authorized or permitted by Delaware Law (as now or hereafter in effect), any person (or the estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent authorized or permitted by Delaware Law (as now or hereafter in effect), nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may have or hereafter acquire under this Certificate of Incorporation or the Bylaws of the Corporation or under any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or modification of the foregoing by amendment or operation of law shall not adversely affect any right of a director, officer or employee of the Corporation existing at the time of such repeal or modification.

TENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.